Exhibit 99.1

News Release	For Immediate Release

Contact:	Renee Campbell	April 18, 2018
402-963-1057
Jeff Laudin
402-963-1158

Valmont Reports First Quarter 2018 Results

Omaha, NE - Valmont Industries, Inc. (NYSE: VMI), a leading global provider of engineered products and services for infrastructure development and irrigation equipment and services for agriculture, today reported first quarter 2018 results.

	GAAP			Adjusted(1)
	3/31/2018	4/1/2017		3/31/2018	4/1/2017
	Q1 2018	Q1 2017	vs. Q1 2017	Q1 2018	Q1 2017	vs. Q1 2017
Revenue	$698,684	$637,473	up 9.6%	$698,684	$637,473	up 9.6%
Operating Income	$63,960	$64,656	down 1.1%	$68,360	$64,656	up 5.7%
Operating Income as a % of Net Sales	9.2%	10.1%		9.8%	10.1%
Net Earnings	$39,281	$38,979	up 0.8%	$42,606	$38,979	up 9.2%

Diluted Earnings Per Share	$1.72	$1.72	unch.	$1.87	$1.72	up 8.7%
Average Shares Outstanding	22,796	22,660		22,796	22,660

First Quarter Highlights:

•                  Revenues increased 9.6% to $698.7 million, reflecting higher pricing to recover inflation, volume increases in all segments except Utility, and favorable foreign currency translation effects

•                  Deployed capital for share repurchases, two acquisitions in the Irrigation segment, and investments in existing factories in the U.S., Poland, and the United Arab Emirates

•                  The sale of Donhad Pty. Ltd, the mining consumables business in Australia, was approved by Australian regulatory authorities, with expected closing by April 30

- more -

(1)         Please see Reg G reconciliation of GAAP operating income, net earnings and EPS to Adjusted figures at end of document.

•                  Incurred pre-tax restructuring expense of $4.4 million during the quarter, predominately cash, equivalent to $0.15 per share, after-tax

•                  Increasing 2018 annual guidance for GAAP diluted EPS to a range of approximately $7.70-$7.80, and adjusted diluted EPS to a range of approximately $8.00-$8.10, to reflect the above-mentioned acquisitions, share repurchase effects, and approximately $10.0 million of restructuring charges

“Increased revenue across all reportable segments led to a good start to the year for Valmont, including double-digit growth in the Coatings and Irrigation segments,” said Stephen G. Kaniewski, President and Chief Executive Officer. “One of our key strategies is pursuing international growth, which resulted in revenue gains across several regions.”

Added Mr. Kaniewski, “In the Irrigation, Utility and Coatings segments, we were successful in recovering most raw material cost increases. Longer backlogs with fixed-price contracts in the Engineered Support Structures segment, hampered our ability to fully recover raw material cost increases during the quarter. The slight decrease in overall operating income for the Company is mostly attributable to restructuring expenses, and the lack of profitability in the grinding media business.”

First Quarter Segment Review

Infrastructure

Engineered Support Structures Segment (32% of Sales)

Poles, towers and components for the global lighting, traffic and wireless communication markets, engineered access systems, integrated structure solutions for smart cities, and highway safety products

Sales of $225.0 million were 9.8% higher than last year, led by increased highway safety product sales in Australia, improved structures sales across North America and Europe, and favorable currency translation effects.

Lighting sales improved in North America, driven by increased volumes in both transportation and commercial markets. Ongoing infrastructure investments by the Australian and Indian governments to promote safer roads resulted in increased highway safety product sales in those regions. In Europe, lighting sales also grew, aided by economic recovery across the region that began mid-2017.

Sales of North American wireless communication products and components were higher compared to last year, due to widespread demand from carriers and tower companies. In the Asia Pacific region, sales were lower as a result of reduced demand in the China market. Access Systems sales were also lower, due to project sales that did not repeat.

(1)         Please see Reg G reconciliation of GAAP operating income, net earnings and EPS to Adjusted figures at end of document.

Operating income was $6.9 million or 3.1% of sales ($10.6 million, or 4.7% adjusted(1)) compared to $9.5 million, or 4.6% of sales in 2017. Price increases implemented during the quarter did not fully recover cost increases, and this is expected to carry over into to the second quarter. It is anticipated, however, that these pricing actions will lead to improved profitability in the second half of the year.

Utility Support Structures Segment (30% of Sales)

Steel and concrete structures for global utility transmission, distribution and generation applications, wind and offshore structures, and inspection services

Sales of $209.9 million increased 4.8% over last year, supported by utility investments in the North American grid to improve reliability and connectivity, and increased demand for renewable projects. Pricing to reflect higher steel costs led to the sales growth.  International utility sales benefited from shipments of highly-engineered PyraMAXTM structures.

Operating income decreased slightly to $23.4 million or 11.1% of sales ($24.1 million or 11.5% adjusted(1)), compared to $24.2 million or 12.1% in 2017, due to a less favorable product mix, partially offset by improved operational leverage.

Coatings Segment (12% of Sales)

Global galvanizing, painting and anodizing services to preserve and protect metal products

Sales of $84.9 million were 15.5% higher than last year, reflecting improved external market demand from economic growth across all regions. Sales to other Valmont segments were also higher.

Operating income was $11.9 million, or 14.0% of sales, compared to $9.4 million, or 12.8% of sales in 2017. Higher volumes, price recovery and improved operating leverage contributed to favorable results.

Agriculture

Irrigation Segment (27% of Sales)

Agricultural irrigation equipment, parts, services and tubular products, water management solutions, and technology for precision agriculture

Global revenue of $188.0 million was 12.4% above last year, led by robust international sales and significant project business. North American sales approximated first quarter 2017. Continued low net farm income levels and a late start to the planting season muted demand; however, the continued adoption of precision irrigation technology solutions supported sales.

Operating income was higher at $33.9 million, or 18.0% of sales, compared to $30.3 million, or 18.1% of sales in 2017. Segment profitability increased in line with sales growth.

(1)         Please see Reg G reconciliation of GAAP operating income, net earnings and EPS to Adjusted figures at end of document.

During the quarter, the Company acquired a majority stake in Torrent Engineering and Equipment based in Warsaw, Indiana. Torrent is a global designer and integrator of water systems and pump stations for agricultural and industrial applications, with annual sales of approximately $9.0 million. The Company also acquired the remaining outstanding shares of its irrigation subsidiary in Uberaba, Brazil, increasing its overall stake from 90% to 100%.

Other (3% of Sales)

Manufacture of forged steel grinding media for the mining industry

Sales in grinding media were $18.4 million compared to $19.6 million in 2017, a decline of 6.1%. First quarter operating loss was $0.6 million compared to operating profit of $2.1 million in 2017. The sale of the grinding media business is expected to close by April 30.

2018 Restructuring Plan

As announced in February, the Company initiated a restructuring plan at the beginning of the year. During the quarter, restructuring actions taken included the consolidation and closure of certain facilities, and realignment of back-office and management functions. As the Company analyzes its optimal footprint and cost structure, further actions may be considered.

2018 Outlook:

“Signs of stronger economic growth in many regions should contribute to favorable sales comparisons this year across most of our businesses,” Mr. Kaniewski said. “While continued weakness in the U.S. farm economy, and the uncertainty surrounding tariffs could impact customer demand, our diversified, global sales and manufacturing presence should help mitigate these impacts. Our teams are executing on the longer-term strategies communicated at our Investor Day, and we continue to pursue disciplined acquisitions in our core businesses. We have increased our EPS guidance to reflect our capital allocation activities during the quarter, and are on target to meet our annual and long-term financial goals.”

An audio discussion of Valmont’s first quarter 2018 results will be available live by telephone by dialing 1-877-407-6184 or 1-201-389-0877 (no Conference ID needed), or via webcast, at 8:00 a.m. CDT on April 19, 2018, by pointing browsers to this link:  Valmont Industries Q1 2018 Earnings Conference Call. A replay is available by accessing the above link, or by telephone at 1-877-660-6853 or 1-201-612-7415, and enter Conference ID 13678313, beginning April 19, 2018 at 11:00 a.m. CDT through 10:59 p.m. CDT on April 26, 2018. The Company’s slide presentation for the call will be simultaneously available on the Investor Relations page at www.valmont.com, along with the Investor Day presentation.

(1)         Please see Reg G reconciliation of GAAP operating income, net earnings and EPS to Adjusted figures at end of document.

Valmont is a global leader, designing and manufacturing highly engineered products that support global infrastructure development and agricultural productivity. Its products for infrastructure serve highway, transportation, wireless communication, electric transmission, and industrial construction and energy markets. Its irrigation equipment and services for large-scale agriculture improves farm productivity while conserving fresh water resources. In addition, Valmont provides coatings services that protect against corrosion and improve the service lives of steel and other metal products.

This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on assumptions that management has made in light of experience in the industries in which Valmont operates, as well as management’s perceptions of historical trends, current conditions, expected future developments and other factors believed to be appropriate under the circumstances. As you read and consider this release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond Valmont’s control) and assumptions. Although management believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect Valmont’s actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. These factors include among other things, risk factors described from time to time in Valmont’s reports to the Securities and Exchange Commission, as well as future economic and market circumstances, industry conditions, company performance and financial results, operating efficiencies, availability and price of raw material, availability and market acceptance of new products, product pricing, domestic and international competitive environments, and actions and policy changes of domestic and foreign governments. The Company cautions that any forward-looking statement included in this press release is made as of the date of this press release and the Company does not undertake to update any forward-looking statement.

(1)         Please see Reg G reconciliation of GAAP operating income, net earnings and EPS to Adjusted figures at end of document.

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Dollars in thousands, except per share amounts)

(unaudited)

	First Quarter
	13 Weeks Ended
	31-Mar-18	1-Apr-17
Net sales	$698,684	$637,473
Cost of sales	529,444	472,868
Gross profit	169,240	164,605
Selling, general and administrative expenses	105,280	99,949
Operating income	63,960	64,656
Other income (expense)
Interest expense	(11,074)	(11,304)
Interest income	1,267	927
Gain (loss) on investments (unrealized)	(101)	1,237
Other	(1,040)	(192)
	(10,948)	(9,332)
Earnings before income taxes	53,012	55,324

Income tax expense	12,532	15,363
Net earnings	40,480	39,961
Less: Earnings attributable to non-controlling interests	(1,199)	(982)
Net earnings attributable to Valmont Industries, Inc.	$39,281	$38,979

Average shares outstanding (000’s) - Basic	22,609	22,472
Earnings per share - Basic	$1.74	$1.73

Average shares outstanding (000’s) - Diluted	22,796	22,660
Earnings per share - Diluted	$1.72	$1.72

Cash dividends per share	$0.375	$0.375

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES

SUMMARY OPERATING RESULTS

(Dollars in thousands)

(unaudited)

	First Quarter
	13 Weeks Ended
	31-Mar-18	1-Apr-17

Net sales
Engineered Support Structures	$224,954	$204,949
Utility Support Structures	209,862	200,265
Coatings	84,947	73,468
Infrastructure products	519,763	478,682

Irrigation	187,953	167,224
Other	18,399	19,594
Less: Intersegment sales	(27,431)	(28,027)
Total	$698,684	$637,473

Operating Income
Engineered Support Structures	$6,947	$9,464
Utility Support Structures	23,367	24,207
Coatings	11,867	9,406
Infrastructure products	42,181	43,077

Irrigation	33,887	30,291
Other	(579)	2,086
Adjustment to LIFO inventory valuation method	(1,081)	(779)
Corporate	(10,448)	(10,019)
Total	$63,960	$64,656

Valmont has aggregated its business segments into four reportable segments as follows:

Engineered Support Structures: This segment consists of the manufacture of engineered metal and composite pole, towers, and components for global lighting, traffic, and wireless communication markets, engineered access systems, integrated structure solutions for smart cities, and highway safety products.

Utility Support Structures: This segment consists of the manufacture of engineered steel and concrete structures for global utility transmission, distribution, and generation applications, wind and offshore structures outside of North America, and inspection services.

Coatings: This segment consists of global galvanizing, painting and anodizing services.

Irrigation: This segment consists of the global manufacture of agricultural irrigation equipment, parts and services, tubular products, water management solutions, and technology for precision agriculture.

In addition to these four reportable segments, the Company had other businesses and activities that individually are not more than 10% of consolidated sales, operating income or assets. This includes the manufacture of forged steel grinding media for the mining industry and is reported in the “Other” category.

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

(unaudited)

	31-Mar-18	1-Apr-17
ASSETS
Current assets:
Cash and cash equivalents	$479,663	$425,216
Accounts receivable, net	467,010	455,044
Inventories	370,005	389,156
Prepaid expenses and other	127,251	54,532
Assets held for sale	72,665	—
Refundable and deferred income taxes	6,749	7,325
Total current assets	1,523,343	1,331,273
Property, plant and equipment, net	503,712	519,658
Goodwill and other assets	591,009	615,957
	$2,618,064	$2,466,888

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current installments of long-term debt	$951	$860
Notes payable to banks	377	957
Accounts payable	190,902	194,525
Accrued expenses	160,579	177,894
Liabilities held for sale	12,960	—
Dividend payable	8,493	8,468
Total current liabilities	374,262	382,704
Long-term debt, excluding current installments	753,647	754,523
Other long-term liabilities	304,799	288,381
Shareholders’ equity	1,185,356	1,041,280
	$2,618,064	$2,466,888

	13 Weeks Ended	13 Weeks Ended
	31-Mar-18	1-Apr-17
Cash flows from operating activities
Net Earnings	$40,480	$39,961
Depreciation and amortization	21,178	20,827
Contribution to defined benefit pension plan	(731)	(25,379)
Change in working capital	(36,255)	(29,287)
Other	8,376	17,293
Net cash flows from operating activities	$33,048	$23,415

Cash flows from investing activities
Purchase of property, plant, and equipment	(16,248)	(14,168)
Acquisition, net of cash acquired	(4,800)	—
Other	(1,931)	(1,413)
Net cash flows from investing activities	(22,979)	(15,581)

Cash flows from financing activities
Net payments on short and long-term agreements	(30)	(17)
Purchase of treasury shares	(14,790)	—
Dividends paid	(8,510)	(8,445)
Purchase of noncontrolling interest	(5,510)	—
Other	187	5,602
Net cash flows from financing activities	(28,653)	(2,860)
Effect of exchange rates on cash and cash equivalents	5,442	7,726
Net change in cash and cash equivalents	(13,142)	12,700
Cash, cash equivalents, & restricted cash - beginning of year	492,805	412,516
Cash, cash equivalents, & restricted cash - end of period	$479,663	$425,216

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES

SUMMARY OF EFFECT OF SIGNIFICANT NON-RECURRING ITEMS ON REPORTED RESULTS

REGULATION G RECONCILIATION

(Dollars in thousands, except per share amounts)

(unaudited)

The non-GAAP tables below disclose the impact on (a) diluted earnings per share of (1) restructuring costs, (b) operating income of restructuring costs, and (c) segment operating income of restructuring costs. Amounts may be impacted by rounding. We believe it is useful when considering company performance for the non-GAAP adjusted net earnings and operating income to be taken into consideration by management and investors with the related reported GAAP measures.

	First Quarter Ended March 31, 2018	Diluted earnings per share
Net earnings attributable to Valmont Industries, Inc. - as reported	$39,281	$1.72

Restructuring expenses - pre-tax	4,400	0.19

Tax effect of restructuring expense *	(1,075)	(0.05)

Net earnings attributable to Valmont Industries, Inc. - Adjusted	$42,606	$1.87
Average shares outstanding (000’s) - Diluted		22,796

* The tax effect of adjustments is calculated based on the income tax rate in each applicable jurisdiction,

Operating Income Reconciliation	First Quarter Ended March 31, 2018

Operating income - as reported	$63,960

Restructuring expenses	4,400

Adjusted Operating Income	$68,360

Net Sales	698,684

Operating Income as a % of Sales	9.2%

Adjusted Operating Income as a % of Sales	9.8%

	For the First Quarter Ended March 31, 2018
Segment Operating Income Reconciliation	Engineered Infrastructure Products	Utility Support Structures	Coatings	Irrigation	Other/ Corporate

Operating income - as reported	$6,947	$23,367	$11,867	$33,887	$(12,108)

Restructuring expenses	3,628	772	—	—	—

Adjusted Operating Income	$10,575	$24,139	$11,867	$33,887	$(12,108)

Net sales	224,954	209,862	84,947	187,953

Operating Income as a % of Sales	3.1%	11.1%	14.0%	18.0%	NM

Adjusted Operating Income as a % of Sales	4.7%	11.5%	14.0%	18.0%	NM

END